APPROVAL MERGER WRNY

WILTON REASSURANCE LIFE COMPANY OF NEW YORK

SECRETARY’S CERTIFICATE

The undersigned Secretary of Wilton Reassurance Life Company of New York (the “Company”), a New York domiciled insurance company, hereby certifies that the following is a true and correct copy of the resolutions adopted by the Board of Directors of the Company on June 23, 2021, and such resolutions remain in full force and effect as of the date below.

Merger of Allstate Life Insurance Company of New York and Intramerica Life Insurance Company into Wilton Reassurance Life Company of New York

WHEREAS, Allstate Life Insurance Company of New York, a New York domestic insurance company (“ALNY”), is a wholly owned subsidiary of Wilton Reassurance Company, a Minnesota domestic insurance company (“Wilton Re”); and

WHEREAS, Intramerica Life Insurance Company, a New York domestic insurance company (“Intramerica”), is a wholly owned subsidiary of Wilton Re;

WHEREAS, the Company is a wholly owned subsidiary of Wilton Re; and

WHEREAS, the Boards of Directors of each of the Company, ALNY and Intramerica have determined that it is advisable and in the best commercial interest of each of the Company, ALNY and Intramerica to merge the Company with its affiliates ALNY and Intramerica, (the “Merger”) with the Company being the surviving corporation to the Merger; and

WHEREAS, each of the Company, ALNY and Intramerica recommend that Wilton Re, the sole shareholder of the Company and ALNY and Intramerica, approve the Merger.

NOW, THEREFORE, BE IT RESOLVED, that subject to receipt of all required regulatory approvals, the Merger is hereby approved; and be it

FURTHER RESOLVED, that the Board of Directors of the Company hereby approves the Merger of the Company, ALNY and Intramerica, with the Company being the surviving corporation to the Merger, all pursuant to the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit 1, and subject to such changes as officers of the Company shall deem necessary, appropriate or desirable, (the “Merger Agreement”) and all subject to receipt of all required regulatory approvals; and be it

FURTHER RESOLVED, that the Board of Directors shall submit the Merger Agreement to Wilton Re, the Company’s sole shareholder and recommend that Wilton Re approve the Merger Agreement; and be it

FURTHER RESOLVED, that the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, the Treasurer and the Controller of the Company (the “Authorized Officers”) are hereby authorized, directed and empowered to execute and deliver all instruments, agreements, and other documents as any such Authorized Officer may deem necessary or appropriate to effect the Merger including, without limitation, the Merger Agreement, subject to such changes as officers of the Company shall deem necessary, appropriate or desirable, and any amendments to the foregoing,

APPROVAL MERGER WRNY

WILTON REASSURANCE LIFE COMPANY OF NEW YORK

and any required regulatory filings, the execution of such documents by any Authorized Officer to be conclusive evidence of the approval and ratification thereof by the Company; and be it

FURTHER RESOLVED, that the Authorized Officers are hereby authorized, directed and empowered to take or cause to be taken any and all such further actions, including, without limitation, (i) preparing, negotiating, sealing, executing, acknowledging, filing, delivering and recording all agreements (including policy form amendments), applications, filings, submissions, instruments, certificates, papers and other documents, (ii) incurring and paying all fees, charges, taxes and expenses, (iii) disclosing, verifying, and publishing all applications, reports, resolutions and other information, and (iv) engaging such advisors, counsel or other persons, in each such case, they or any one of them shall in their, his or her judgment determine to be necessary, proper or desirable to carry out the intent and purposes of the foregoing resolutions; and that each Authorized Officer may, by a written direction, authorize any other officer, employee or agent of, or counsel to, the Company to take any and all actions referred to in these resolutions in place of or on behalf of such Authorized Officer, with full power as if such Authorized Officer were taking such action himself or herself; and any such action by any Authorized Officer or properly authorized other person shall conclusively establish their authority therefor and the approval and ratification of the actions so taken.

IN WITNESS WHEREOF, I have signed this Certificate this ___th day of _________ 2021.

By:
Name: Mark Sarlitto
Title: Secretary

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the          day of                 , 2021, is by and between Allstate Life Insurance Company of New York, a stock life insurance company organized under the laws of the State of New York (“ALNY”), Intramerica Life Insurance Company, a stock life insurance company organized under the laws of the State of New York (“Intramerica”), and Wilton Reassurance Life Company of New York, a stock life insurance company organized under the laws of the State of New York (“WRNY”).

WITNESSETH:

WHEREAS, ALNY, Intramerica and WRNY have determined that it would be in their respective best interests and the best interests of their respective shareholders for ALNY and Intramerica to merge with and into WRNY, with WRNY being the surviving entity, in a transaction structured to qualify as a tax free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and to effect the transactions contemplated by this Agreement; and

WHEREAS, in furtherance thereof, the respective Boards of Directors and the sole shareholders of each of ALNY, Intramerica and WRNY have duly approved the merger of ALNY and Intramerica with and into WRNY upon the terms and subject to the conditions of this Agreement (the “Merger”);

NOW, THEREFORE, in order to effect the transactions contemplated by this Agreement and in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

Section 1.        The Merger.

(a)        Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1(b)) and in accordance with the provisions of this Agreement and the New York Insurance Law (“NYIL”), ALNY and Intramerica shall be merged with and into WRNY in accordance with Article 71 of the NYIL, and the separate existence of ALNY and Intramerica shall thereupon cease, and WRNY, which shall be and which is hereinafter sometimes referred to as the “Surviving Company,” shall continue its corporate existence under the laws of the State of New York under the name “Wilton Reassurance Life Company of New York” with its statutory home office located at 800 Westchester Avenue, Suite 641 North, Rye Brook, NY 10573, and its main administrative office located at 20 Glover Avenue, 4th Floor, Norwalk, CT 06850. WRNY is licensed to transact insurance business in the State of New York.

(b)        As soon as is practicable after the satisfaction or, if permitted, waiver of the conditions set forth in Section 3 hereof, the parties hereto shall cause the Merger to be consummated by delivering to the office of the clerk of each county in the State of New York in which ALNY, Intramerica and WRNY maintain their principal offices a copy of this Agreement with the approval of the Superintendent of the State of New York (the “Superintendent”) endorsed thereon and such other documents in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the NYIL. The Merger shall become effective on [ ] (the “Effective Time”)

(c)        From and after the Effective Time, the Merger shall have all of the effects set forth in the NYIL. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the NYIL, all of the properties, rights, privileges, powers, and franchises of ALNY, Intramerica and WRNY shall vest in the Surviving Company and all of the debts, liabilities and duties of ALNY, Intramerica and WRNY shall become the debts, liabilities, and duties of the Surviving Company. All policies of insurance issued by ALNY, Intramerica or WRNY shall, as of the Effective Time, become policies of insurance of the Surviving Company.

(d)        The charter of WRNY with no amendments attached as Exhibit A shall be the charter of the Surviving Company from and after the Effective Time until thereafter amended in accordance with the provisions thereof and the NYIL.

(e)        The by-laws of WRNY with no amendments shall be the by-laws of the Surviving Company from and after the Effective Time until altered, amended or repealed as provided therein or in the articles of incorporation of the Surviving Company and the NYIL.

(f)        As of the Effective Time, the Board of Directors and the officers of the Surviving Company shall be the then serving directors and officers of WRNY, to serve until the earlier of resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be.

Section 2.        Treatment of Shares.

(a)	ALNY’s authorized capital stock consists of the following:

100,000 voting shares authorized, issued and outstanding, par value $25 per share, all of which are of the same class.1

(b)	Intramerica’s authorized capital stock consists of the following:

300,000 voting shares authorized, issued and outstanding, par value $7 per share, all of which are of the same class.

(c)	WRNY’s authorized capital stock consists of the following:

1 Requests related to a share issuance by ALNY are being submitted by Allstate to the New York Department of Financial Services (DFS) for approval. Pursuant to the share issuance, ALNY will be authorized to issue 203,270 voting shares and will have issued and outstanding 203,270 voting shares, 100,000 of which will be owned by Allstate Life Insurance Company and 103,270 of which will be owned by Allstate Insurance Holdings, LLC or its affiliate. Following approval by the DFS, the number of shares in Section 2(a) will be updated to reflect the final share issuance.

1,100,000 common shares authorized, with 550,000 shares issued and outstanding, par value $4.55 per share, all of which are of the same class.

(d)        Each authorized and outstanding share of WRNY shall not be affected by the Merger and shall continue to be outstanding at and after the Effective Time without any change and shall continue as a share of the Surviving Corporation.

(e)        At the Effective Time, all outstanding shares of the capital stock of ALNY and Intramerica shall be cancelled without consideration and retired and shall cease to exist.

Section 3.        Conditions Precedent to Merger. The respective obligations of ALNY, Intramerica and WRNY to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)        This Agreement shall have been approved and adopted by the affirmative vote of the shareholders representing at least two-thirds of all the outstanding shares of ALNY, Intramerica and WRNY.

(b)        All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority including, but not limited to, the Superintendent, required in connection with the execution, delivery and performance of this Agreement shall have been obtained.

Section 4.        Further Assurances. From time to time, as and when requested by WRNY, ALNY and Intramerica shall execute and deliver or cause to be executed and delivered all such other instruments, and shall take or cause to be taken all such further or other actions, as WRNY may deem necessary or desirable in order to vest in and confirm to the Surviving Company and its successors and assigns, title to and possession of all the properties, rights, privileges, powers and franchises referred to in Section 1(c) hereof and otherwise to carry out the intent and purposes of this Agreement. From time to time, as and when necessary, the Surviving Company shall execute and deliver or cause to be executed and delivered all such other instruments, and shall take or cause to be taken all such further or other actions as are necessary or desirable in order to assume or otherwise comply with the outstanding debts, liabilities, duties or other obligations of ALNY and Intramerica.

Section 5.        Governing Law. This Agreement shall be governed and enforced by, interpreted, and construed in accordance with the laws of the State of New York without regard to its rules regarding conflicts of law.

Section 6.        Binding Agreement; No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.        Amendments. At any time before or after the approval and adoption of this Agreement by the respective shareholders of ALNY, Intramerica and WRNY, but prior to the Effective Time, this Agreement may be amended in matters of form or substance, or supplemented by additional agreements, articles or certificates, to the extent permitted by the NYIL and any other applicable governmental authority, as may be determined in the judgment of the Boards of Directors of ALNY, Intramerica and WRNY to be necessary, desirable or expedient to clarify the intention of the parties hereto or to effect or facilitate the filing, recording or official approval of this Agreement and the consummation hereof and the Merger provided for herein, in accordance with the purpose and intent of this Agreement.

Section 8.        Termination and Abandonment. At any time prior to the Effective Time, the Boards of Directors of ALNY, Intramerica and WRNY may cause the Merger and the transactions contemplated by this Agreement to be abandoned or delayed if such Boards determine that such abandonment or delay would be in the best interests of ALNY, Intramerica and WRNY and their respective shareholders. In the event of the termination and abandonment of this Agreement and the Merger pursuant to the preceding sentence, this Agreement shall become void and have no effect, without any liability on the part of ALNY, Intramerica or WRNY or their shareholders, directors or officers in respect thereof.

Section 9.        No Compensation In Connection With Merger. No director or officer of ALNY, Intramerica or WRNY or any parent corporation or subsidiary corporation shall receive any fee, commission, compensation or other valuable consideration (other than regular salary or other compensation earned in carrying out his or her normal duties) directly or indirectly for aiding, promoting or assisting in the Merger.

Section 10.      Interpretation; Descriptive Headings.

(a)        For purposes of this Agreement, the words “hereof,” “herein,” “hereby,” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(b)        The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or affect the meaning or interpretation of this Agreement.

Section 11.      Counterparts. This Agreement may be executed by the parties thereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 12.      Expenses. In the event that the Merger is not effectuated, each of ALNY, Intramerica and WRNY shall be responsible for all expenses in respect of this Agreement incurred by or attributable to it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

By:
Name:
Title:

INTRAMERICA LIFE INSURANCE COMPANY

By:
Name:
Title:

WILTON REASSURANCE LIFE COMPANY OF NEW YORK

By:
Name:
Title:

[Signature Page to ALNY - Intramerica - WRNY Agreement and Plan of Merger]

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